Exhibit 10.5

Loan Agreement

Serial No:  CCP20140901A

Party A (Borrower): Shenzhen CC Power Corporation (China)

Legal rep:	Xili Wang

Reg. Address:	Room 706A, Tower B, Tian’An Cyber Times Building, Che Gong Miao Industrial Park, Shennan Road South, Futian District, Shenzhen

Mailing Address:	3rd Floor, Building M-8 West, Ma Que Ling Industrial Park, Nanshan District, Shenzhen

Phone	: +86 755 83487878

Party B (Lender): Mr. Zhixiong Wei

Mailing address:	Room 1005A, Haisong B Building, Tairan Ninth Road, Futian District, Shenzhen

Phone:	+86 13828761888

Party C (Guarantor): XcelMobility Inc

Mailing Address:	Suite 200, 2225 East Bayshore Rd., Palo Alto, CA 94303 United States

Phone	: +1 650.320.1728

WHEREAS:

1. Party A is a limited liability company duly organized and existing in the city of Shenzhen, Guangdong Province, with a paid-up capital of 10 million Chinese Yuan (“CNY”). Party C has actual control over and the ultimate beneficiary interest of Party A.

2. Party A has capital needs for its operational expansion. Party B is willing to provide such funds. And Party C is willing to provide to Party B its irrevocable and unlimited joint liability and guaranty for the repayment of principal, interest and the fulfillment of other liabilities in this Agreement on behalf of Party A.

THEREFORE, Party A is applying for a loan from Party B, and to clarify the rights and obligations of each party, Parties A, B and C have agreed to the following:

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I	Loan and the Use of Funds

1. Total funds borrowed from Party B to Party A shall not exceed CNY five millions (5,000,000). The loan period is one year (“Loan Period”). The exact amount borrowed (“Amount Borrowed”) and the starting date of borrowing shall be according to the actual amount(s) and date(s) disbursed by Party B as recorded on the IOUs. With consent from Party B, Party A can repay the principal and interest in advance.

2. The use of borrowed funds shall be limited to the expansion of production and operation. Each usage shall be earmarked and shall not be used for other purposes without securing advance consent from Party B.

II	Repayment

1. Interest on the Amount Borrowed shall be 15%, starting with the date(s) that the proceeds are received by Party A (“Starting Date”). Interest is payable monthly, on the fifth (5th) of each month, until all principals and interests are paid off.

2. During the Loan Period, with fifteen (15) day advance notice (“Advance Repayment Notice”), Party B shall have the right to request Party A repay all principal and interest in advance. As such time, Party A and Party C may agree to permit Party B to choose one or more of the following methods for repayment:

i. Request Party A to make a one-time payment to repay all outstanding balances, including all unpaid principal and interest, within fifteen (15) days of receiving the written Advance Repayment Notice from Party B.

ii. Request Party C to issue its stock (Ticker: XCLL) in repayment of the outstanding balances of principal and interest at the conversion price (“Conversion Price”) equal to 90% of the average closing prices for the ten (10) days before the issuance date of the Advance Repayment Notice by Party B. At such a time, Party A and Party C shall not hold any objection or disagreement, and shall complete the pertinent share transfer within one (1) month of receiving Advance Repayment Notice from Party B.

iii. If Party A breaches the terms of this Agreement, Party A shall also be liable for any related liquidated damages, compensations and other charges.

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III	Guaranty

1. All liabilities incurred under this Agreement shall be guaranteed with jointly liability, irrevocably and without limit, by Party C and all its assets.

2. If a change in guarantor’s finance status or other reasons that caused an apparent decrease in its solvency, or the loss of or a significantly reduced capacity as the guarantor, Party B shall have the right to request Party A to provide pledge or collateral to ensure the fulfillment of obligations under this Agreement.

IV.	Rights and Obligations of Party A

1. The execution and performance of this Agreement is the true expression of intent by Party A, without any legal defects or flaws.

2. Party A shall repay the principal and interest according to the methods requested by Party B. Party B shall have the preferential right for the settlement of obligation, and Party A shall not object with any reasons or excuses. Party A may repay principal and interest in advance.

3. Party A shall use the funds according to the Agreement, and shall not use it for other purposes or any unlawful activities.

4. Party A shall be responsible for the costs and expenses under this Agreement, including, without limitation, notary, appraisal, assessment, registration, etc. (based on actual amounts).

5. Party A shall cooperate with Party B in the supervision and inspection of the use of the funds, timely provide all data and information requested by Party B, and guarantee that all documents, data and information is true, complete and accurate.

6. When the guarantor under this Agreement experiences changes that are adversarial towards Party B’s claims, Party A shall timely provide other guaranties approved by Party B.

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Changes referred in this clause include, without limitation:voluntary or involuntary bankruptcy by the guarantor; significant changes in guarantor’s financial status (hereinafter, significance is defined as impact on asset value or transaction amount exceeding CNY 100,000); guarantor involved in significant litigation or arbitration; breach of guarantor’s obligations under this Agreement; disputes between the guarantor and Party A; request to be relieved from guaranty by the guarantor; guaranty void, not entered into force, or revoked, or other incidences or events that would impact of the security of Party B’s claims.

7. Party A shall provide the following written disclosures to Party B: Party A’s debts and obligations due six (6) months or less and with an amount at issue exceeding CNY100,000; current litigations (or arbitrations) with Party A named as a defendant (or Respondent) that has occurred and yet to be concluded (or ruled) and with an amount at issue exceeding CNY 100,000; litigations (or arbitrations) that may be filed within six (6) months with Party A named as a defendant (or Respondent), and which has occurred and yet to be concluded (or ruled) and with an amount at issue exceeding CNY 100,000.

V	Rights and obligations of Party B

1. Party B shall have the right to recover the principal, interest of the borrowed funds and liquidated damages and other fees from Party A under this Agreement.

2. Party B shall have the right to provide a fifteen (15)-day advance notice to terminate this Agreement, based on actual facts and circumstances, and request that Party A repay the obligations using method(s) of payment selected by Party B.

VI	Breach of Contract

1. If Party A commits a breach, including, without limitation, unpermitted use of the proceeds, including principal and/or interest (Paragraph I, Clause 2), failure to disclose to Party B according to Paragraph IV, Party A shall be responsible for liquidated damages equal to 30% of the borrowed amounts.

2. Party A shall repay the obligation using the method(s) of payment requested by Party B, otherwise, Party B shall have the right to force Party A to perform and shall also be entitled to liquidated damages equal to one percent (1%) of the total borrowed funds for each day overdue. Party B shall also recover from Party A all costs and expenses to enforce this Agreement, including, without limitation, collection fees, litigation (or arbitration costs), maintenance fees, notice fees, execution fees, legal fees (calculated based on standard applicable legal fee rates in Guangdong Province), travel costs.

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X	Dispute Resolution

1. The execution, validity, enforcement and dispute resolution of this Agreement shall be construed and applied with the laws of People's Republic of China law (not including Hong Kong, Macao and Taiwan regions).

2. All claims or disputes arising from this Agreement or the enforcement thereof shall be settled by negotiation. Any unsettled claims or disputes may be submitted for settlement by either party to the local People’s Court where this Agreement was executed. During the settlement negotiation, clauses not subject to claims or disputes shall continue to be enforced.

XI	Other

1. IOUs and other related documents, records executed for the enforcement of this Agreement shall be integral parts of this Agreement, and shall have the same legal effects as this Agreement.

2. Addresses entered by all parties in the execution of this Agreement shall be the mailing address. Documents and records from all parties shall be considered served upon mailing to these respective addresses. Any changes in addresses shall be notified to other Parties in writing.

3. Parties A, B and C shall pass resolutions by its respective shareholders (or board of directors, other internal departments with designated authorities) regarding the borrowing and guaranty under this Agreement as well as its strict enforcement. Signers from each Party shall all have secured internal legal authorizations and received relevant delegation and notarization, and thus have the rights and obligations to sign this Agreement.

4. This Agreement enters into force upon signing by the legal representative of Party A (or its designee) with its official seal stamped, and the signings by Party B and Party C. This Agreement has three copies, with one respective copy to the contracting parties and the guarantor. All copies have the same legal effect.

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Shenzhen, September 1, 2014

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